Exhibit 3.5

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF FORMATION

OF

SILVERTHORNE ENERGY HOLDINGS LLC

a Delaware limited liability company

FIRST:        The name of the limited liability company is Silverthorne Energy Holdings LLC (the “Company”).

SECOND:   The Certificate of Formation of the Company is hereby amended to read as follows:

“NGL Energy Holdings LLC”

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 14th day of January 2011.

/s/ Lorena Nichols
Lorena Nichols, Authorized Person